File No. 812-15664

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SECOND AMENDED AND RESTATED APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 TO PERMIT CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-l UNDER THE INVESTMENT COMPANY ACT OF 1940

In the Matter of the Application of:

WILSHIRE PRIVATE ASSETS MASTER FUND, WILSHIRE PRIVATE ASSETS FUND, BVK EUROPE OPPORTUNITIES FUND I, L.P., BVK EUROPE OPPORTUNITIES FUND II, L.P., BVK EUROPE OPPORTUNITIES FUND III, L.P., BVK EUROPE OPPORTUNITIES FUND IV, L.P., SUMMIT HILL CREDIT FUND, L.P., SUMMIT HILL REAL ASSETS FUND, L.P., SUMMIT HILL ALTERNATIVE YIELD FUND, L.P., WILSHIRE BVV EUROPE VENTURE FUND, L.P. (SERIES I), WILSHIRE BVV EUROPE, L.P. (SERIES I), WILSHIRE BVV EUROPE, L.P. (SERIES II), WILSHIRE BVV EUROPE, L.P. (SERIES III), WILSHIRE BVV EUROPE, L.P. (SERIES IV), WILSHIRE BVV EUROPE, L.P. (SERIES V), WILSHIRE BVV EUROPE, L.P. (SERIES VI), WILSHIRE BVV EUROPE, L.P. (SERIES VII), WILSHIRE BVV U.S., L.P. (SERIES I), WILSHIRE BVV U.S., L.P. (SERIES II), WILSHIRE BVV U.S., L.P. (SERIES III), WILSHIRE BVV U.S., L.P. (SERIES IV), WILSHIRE BVV U.S., L.P. (SERIES V), WILSHIRE BVV U.S., L.P. (SERIES VI), WILSHIRE BVV U.S., L.P. (SERIES VII), WILSHIRE BVV U.S., L.P. (SERIES VIII), WILSHIRE GLOBAL PRIVATE MARKETS FUND IX, L.P., WILSHIRE NEW WAVES FUND, L.P., WILSHIRE PRIVATE CREDIT ANNUAL FUND SERIES, L.P., 2022 WILSHIRE PRIVATE CREDIT ANNUAL FUND SERIES, L.P., 2025 WILSHIRE PRIVATE CREDIT ANNUAL FUND SERIES, L.P., WILSHIRE PRIVATE EQUITY ANNUAL FUND SERIES, L.P., 2022 WILSHIRE PRIVATE EQUITY ANNUAL FUND SERIES, L.P., WILSHIRE PRIVATE MARKETS FAMILY OFFICE FUND I, L.P., WILSHIRE PRIVATE MARKETS FAMILY OFFICE FUND II, L.P., WILSHIRE PRIVATE MARKETS FAMILY OFFICE FUND III, L.P., WILSHIRE PRIVATE MARKETS FAMILY OFFICE FUND IV, L.P., WILSHIRE PRIVATE MARKETS REAL ESTATE FAMILY OFFICE FUND I, L.P., MILL CREEK WILSHIRE PRIVATE EQUITY 2022, L.P., MILL CREEK WILSHIRE PRIVATE EQUITY 2024, L.P., WILSHIRE-BBI UK VC CO-INVEST LP, WILSHIRE EUROPEAN VENTURE CAPITAL FUND II SCSP, WILSHIRE EUROPEAN VENTURE CAPITAL FUND III SCSP, WILSHIRE MNCPPC EMPLOYEES’ RETIREMENT GLOBAL SYSTEM, L.P., WILSHIRE MNCPPC EMPLOYEES’ RETIREMENT SYSTEM GLOBAL, L.P. (SERIES II), WILSHIRE MNCPPC EMPLOYEES’ RETIREMENT SYSTEM GLOBAL, L.P. (SERIES III), WILSHIRE EUROPEAN PRIVATE MARKETS FUND VIII, L.P., WILSHIRE PRIVATE MARKETS OPPORTUNITIES FUND II-B, L.P., WILSHIRE U.S. PRIVATE MARKETS FUND VII, L.P., WILSHIRE U.S. PRIVATE MARKETS FUND VIII, L.P., WILSHIRE ASIA PRIVATE MARKETS FUND VIII, L.P., RIO GRANDE WILSHIRE ALTERNATIVE YIELD SOLUTIONS FUND, LP, RIO GRANDE WILSHIRE OFFSHORE ALTERNATIVE YIELD SOLUTIONS LTD., WILSHIRE ADVISORS LLC

Wilshire Advisors LLC

1299 Ocean Avenue, Suite 600

Santa Monica, CA 90401

Please send all communications, notices and orders to:

Sandy Choi, Esq.
Wilshire Advisors LLC
1299 Ocean Avenue, Suite 600
Santa Monica, CA 90401
(310) 451-3051

Copies to:

Patrick Dennis, Esq.
Wilshire Advisors LLC
1299 Ocean Avenue, Suite 600
Santa Monica, CA 90401
(310) 451-3051

Thomas D. Peeney, Esq. Paul Hastings LLP 200 Park Avenue New York, NY 10166 (212) 318-6095	John J. O’Brien, Esq. Morgan, Lewis & Bockius LLP 2222 Market Street Philadelphia, Pennsylvania 19103 (215) 963-4969

This Application (including Exhibits) contains 60 pages

As filed with the Securities and Exchange Commission on March 20, 2025

I.	Summary Of Application

A.	Requested Relief

The following entities identified in Section I.B below, hereby request an order (the “Order”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “Act”),1 and Rule 17d-1 thereunder2, authorizing certain joint transactions that otherwise would be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under the Act.

In particular, the relief requested in this application for an Order (the “Application”) would allow a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds (each as defined below) to participate in the same investment opportunities through a proposed co-investment program where such participation would otherwise be prohibited under Section 17(d) or Section 57(a)(4) and the rules under the Act (the “Co-Investment Program”).3

B.	Applicants Seeking Relief

•	Wilshire Private Assets Fund (the “Feeder Fund”) is a Delaware statutory trust that is registered under the Act as a non-diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the Act;

•	Wilshire Private Assets Master Fund (the “Master Fund,” and together with the Feeder Fund, the “Existing Regulated Funds” or the “Funds”), is a Delaware statutory trust that is also registered under the Act as a non-diversified, closed-end management investment company that operates as an interval fund;

•	Certain existing affiliated funds (as identified on Schedule A), each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act (the “Existing Affiliated Funds”); and

•	Wilshire Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which serves as the investment adviser to the Existing Regulated Funds and the Existing Affiliated Funds, on behalf of itself and its successors (“Wilshire,” and together with the Existing Regulated Funds and the Existing Affiliated Funds, the “Applicants”).[4]

Applicants do not seek relief for transactions that would be permitted under other regulatory or interpretive guidance, including, for example, transactions effected consistent with Commission staff no-action positions.5

All existing entities that currently intend to rely on the Order have been named as Applicants and any existing or future entities that may rely on the Order in the future will comply with the terms and conditions of the Application.

C.	Defined Terms

“Adviser” means a Wilshire Adviser.

“Affiliated Fund” means the Existing Affiliated Funds, any Future Affiliated Fund and any Wilshire Proprietary Account (as defined below).6

1 Unless otherwise indicated, all Section references herein are to the Act.

2 Unless otherwise indicated, all rule references herein are to rules under the Act.

3 No Regulated Fund or Affiliated Fund that relies on this Order will rely on any other order of the Commission authorizing co-investment transactions pursuant to sections 17(d) and 57(i) of the Act, and no entity that relies on another such order of the Commission will rely on this Order. The Order sought by this Application would supersede and replace the exemptive order issued by the Commission to Delaware Wilshire Private Markets Master Fund, et al. on June 8, 2021 under Sections 17(d) of the Act and Rule 17d-1 under the Act permitting certain joint transactions otherwise prohibited by Sections 17(d) of the Act and Rule 17d-1 under the Act (the “Prior Order”), with the result that no person will continue to rely on the Prior Order if the Order is granted. Delaware Wilshire Private Markets Master Fund, et al., (File No. 812-15119) Investment Company Act Rel. Nos. 34270 (May 12, 2021) (notice) and 34296 (June 8, 2021) (order).

4 The term successor, as applied to an Adviser, means an entity which results from a reorganization into another jurisdiction or change in the type of business organization.

5 See the JT No-Action Letters (as defined below).

6 In the future, each Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this Application.

“BDC” means a business development company under the Act. Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Section 55(a)(1) through 55(a)(3) and makes available significant managerial assistance with respect to the issuers of such securities.

“Board” means the board of trustees (or the equivalent) of the applicable Regulated Fund.

“Board-Established Criteria” means criteria that the Board of a Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which the Adviser to such Regulated Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s Objectives and Strategies (defined below). If no Board-Established Criteria are in effect, then the Regulated Fund’s Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then-current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum EBITDA of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve a discretionary assessment. The Adviser to the Regulated Fund may from time to time recommend criteria for the Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Independent Trustees (defined below). The Independent Trustees of a Regulated Fund may at any time rescind, suspend or qualify its approval of any Board-Established Criteria, though Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

“Close Affiliate” means the Adviser, the Regulated Funds, the Affiliated Funds and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3)(D).

“Co-Investment Transaction” means any transaction in which one or more Regulated Funds (or its Wholly-Owned Investment Sub (defined below)) participated together with one or more Affiliated Funds and/or one or more other Regulated Funds in reliance on the Order.

“Disposition” means the sale, exchange or other disposition of an interest in a security of an issuer.

“Eligible Trustees” means, with respect to a Regulated Fund and a Potential Co-Investment Transaction, the members of the Regulated Fund’s Board eligible to vote on that Potential Co-Investment Transaction under Section 57(o) of the Act (treating any registered investment company or series thereof as a BDC for this purpose).

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (x) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

“Future Affiliated Fund” means any entity (a) whose investment adviser (and any sub-adviser, if any) is a Wilshire Adviser, (b) that (x) would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act, or (y) relies on Rule 3a-7 under the Act, and (c) that intends to participate in the Co-Investment Program.

“Future Regulated Fund” means a closed-end management investment company (a) that is registered under the Act or has elected to be regulated as a BDC; (b) whose investment adviser (and any sub-adviser, if any), is a Wilshire Adviser; and (c) that intends to participate in the Co-Investment Program.

“Independent Trustee” means a member of the Board of any relevant entity who is not an “interested person” as defined in Section 2(a)(19) of the Act. No Independent Trustee of a Regulated Fund will have a direct or indirect financial interest in any Co-Investment Transaction or any interest in any portfolio company, other than indirectly through share ownership in one of the Regulated Funds.

“JT No-Action Letters” means SMC Capital, Inc., SEC No-Action Letter (pub. avail. Sept. 5, 1995) and Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (pub. avail. June 7, 2000).

“Objectives and Strategies” means a Regulated Fund’s investment objectives and strategies, as described in its most current registration statement on Form N-2, other current filings with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934, as amended, and its most current report to stockholders.

“Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly-Owned Investment Sub) could not participate together with one or more Affiliated Funds and/or one or more other Regulated Funds without obtaining and relying on the Order.

“Pre-Boarding Investments” are investments in an issuer held by a Regulated Fund as well as one or more Affiliated Funds and/or one or more other Regulated Funds that were acquired prior to participating in any Co-Investment Transaction:

(a)	in transactions in which the only term negotiated by or on behalf of such funds was price in reliance on one of the JT No-Action Letters; or

(b)	in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Fund or other Regulated Fund.

“Regulated Funds” means the Existing Regulated Funds and any Future Regulated Funds.

“Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

“Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

“Required Majority” means a required majority, as defined in Section 57(o) of the Act.7

“Tradable Security” means a security that meets the following criteria at the time of Disposition:

(i)	it trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act;

(ii)	it is not subject to restrictive agreements with the issuer or other security holders; and

(iii)	it trades with sufficient volume and liquidity (findings as to which are documented by the Adviser to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by Section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

“Wholly-Owned Investment Sub” means an entity (i) that is wholly-owned by a Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, 95% or more of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments on behalf of such Regulated Fund (and, in the case of an SBIC Subsidiary (defined below), maintains a license under the SBA Act (defined below) and issues debentures guaranteed by the SBA (defined below)); (iii) with respect to which such Regulated Fund’s Board has the sole authority to make all determinations with respect to the entity’s participation under the Conditions (as defined below) to this application; and (iv) that (a) would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act, or (b) relies on Rule 3a-7 under the Act. The term “SBIC Subsidiary” means a Wholly-Owned Investment Sub that is licensed by the Small Business Administration (the “SBA”) to operate under the Small Business Investment Act of 1958, as amended, (the “SBA Act”) as a small business investment company.

“Wilshire Adviser” means (a) Wilshire and (b) any future investment adviser that controls, is controlled by or is under common control with Wilshire, is registered as an investment adviser under the Advisers Act and is not a Regulated Fund or a subsidiary of a Regulated Fund.

“Wilshire Proprietary Account” means any account of Wilshire or a Wilshire Adviser or any company that is a direct or indirect, wholly-or majority-owned subsidiary of Wilshire or the Wilshire Adviser, which, from time to time, will hold various financial assets in a principal capacity.

7 In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to Section 57(o) of the Act.

II.	General Description of Applicants

A.	Wilshire Private Assets Fund and Wilshire Private Assets Master Fund

The Feeder Fund was organized under the Delaware Statutory Trust Act on March 13, 2020, and is registered under the Act as a non-diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 under the Act. The Feeder Fund and the Master Fund are part of a “master-feeder” structure that operates as a “fund of funds” to provide a means for investors to participate in investments in various alternative investment funds. The Feeder Fund's investment objective is to provide efficient access to the private markets with the goals of offering long-term capital appreciation and current income. The Feeder Fund pursues its investment objective by investing substantially all of its assets in the Master Fund. The Master Fund was organized under the Delaware Statutory Trust Act on March 13, 2020, and is also registered under the Act as a non-diversified, closed-end management investment company that operates as an interval fund. The Funds are advised by Wilshire. The principal place of business of the Funds is One Freedom Valley Drive, Oaks, Pennsylvania 19456. The Existing Regulated Funds have elected to be treated as regulated investment companies (“RICs”) under Subchapter M of the Internal Revenue Code of 1986, as amended, and intend to comply with the requirements to qualify for the tax treatment applicable to RICs.

The Master Fund has the same investment objective as the Feeder Fund. The Master Fund seeks to achieve its investment objective by investing in (1) private equity investments consisting of buyout, venture capital, growth capital, and special situations investments; (2) private real assets investments consisting of real estate, energy, infrastructure, and natural resources; and (3) private credit investments consisting of direct lending, distressed debt, and mezzanine debt and alternative yield investments such as niche (sector) credit, specialized asset-based lending, risk transfer strategies, and intangible asset investments. The Master Fund’s assets are invested primarily in a diverse portfolio of investments in underlying private funds acquired in primary offerings and secondary transactions, and direct co-investments in private portfolio companies. The Funds are each managed under the direction of a separate Board comprised of six persons, five of whom are not “interested” persons of the Funds within the meaning of Section 2(a)(19) of the Act.8 Membership of the Funds’ Boards complies in all respects with the requirements of the Act, including with respect to the Independent Trustees.

B.	The Existing Affiliated Funds

The Existing Affiliated Funds are investment funds each of whose investment adviser is Wilshire and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act. A list of the Existing Affiliated Funds is included on Schedule A hereto.

C.	Wilshire

Wilshire, located at 1299 Ocean Avenue, Suite 600, Santa Monica, California 90401, is a Delaware limited liability company that is registered as an investment adviser with the Commission under the Advisers Act. Wilshire currently serves as the investment adviser to the Funds and the Existing Affiliated Funds. Wilshire provides diverse discretionary and non-discretionary investment advisory and management services and products to funds, accounts, investors, and intermediaries. Wilshire has been advising clients on private equity strategies since 1984 and has been investing discretionary capital since 1997.

The parent company for Wilshire is Monica Holdco (US) Inc. and its indirect controlling owners are Monica Guarantor, LP, Monica Intermediate Holdings GP, LLC, and Monica Holdings (Jersey) GP, LP., each with an indirect 100% interest. Motive Monica, LP is an owner of approximately 51% of Monica Holdings (Jersey) GP, LP. Applicants note that, since none of Monica Holdco (US) Inc., Monica Guarantor, LP, Monica Intermediate Holdings GP, LLC, Monica Holdings (Jersey) GP, LP., or Motive Monica, LP will be the source of any Potential Co-Investment Transactions under the requested Order, no such entities have been included as Applicants.

The Wilshire Proprietary Accounts will hold various financial assets in a principal capacity. Wilshire and its affiliates may operate through wholly- or majority-owned subsidiaries. Currently, there are no Wilshire Proprietary Accounts or subsidiaries that exist and currently intend to participate in the Co-Investment Program.

III.	Order Requested

Applicants respectfully request an Order of the Commission under Sections 17(d) and 57(i) and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds to enter into Co-Investment Transactions with each other.

The Regulated Funds and the Affiliated Funds seek relief to enter into Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by either or both of Section 17(d) or Section 57(a)(4) and the Rules under the Act. This Application seeks relief in order to (i) enable the Regulated Funds and Affiliated Funds to avoid, among other things, the practical commercial and/or economic difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds and the Affiliated Funds to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.

A.	Overview

Advisers are presented with a substantial number of investment opportunities each year on behalf of their clients and must determine how to allocate those opportunities in a manner that, over time, is fair and equitable to all of their clients, and without violating the prohibitions on joint transactions included in Rule 17d-1 and Section 57(a)(4) of the Act. Such investment opportunities may be Potential Co-Investment Transactions.

8 The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the Act.

Applicants discuss the need for the requested relief in greater detail in Section III.C. below.

The Applicants represent that the Adviser has established rigorous processes for allocating initial investment opportunities, opportunities for subsequent investment in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and Affiliated Funds and (ii) comply with the Conditions contained in the Order.

1.	The Investment Process

The investment process consists of three stages: (i) the identification and consideration of investment opportunities (including follow-on investment opportunities); (ii) order placement and allocation; and (iii) consideration by each applicable Regulated Fund’s Board when a Potential Co-Investment Transaction is being considered by one or more Regulated Funds, as provided by the Order.

(a)            Identification and Consideration of Investment Opportunities

Opportunities for Potential Co-Investment Transactions may arise when investment advisory personnel of an Adviser become aware of investment opportunities that may be appropriate for one or more Regulated Funds and one or more Affiliated Funds. If the requested Order is granted, the Adviser will establish, maintain and implement policies and procedures reasonably designed to ensure that, when such opportunities arise, the Adviser to the relevant Regulated Funds is promptly notified and receives the same information about the opportunity as any other Adviser considering the opportunity for its clients. In particular, consistent with Condition 1, if a Potential Co-Investment Transaction falls within the then-current Objectives and Strategies and any Board-Established Criteria of a Regulated Fund, the policies and procedures will require that the Adviser to such Regulated Fund receives sufficient information to allow such Adviser’s investment committee to make its independent determination and recommendations under Conditions 1, 2(a), 6, 7, 8 and 9 (as applicable).9 In addition, the policies and procedures will specify the individuals or roles responsible for carrying out the policies and procedures, including ensuring that the Adviser receive such information. After receiving notification of a Potential Co-Investment Transaction under Condition 1(a), the Adviser to each applicable Regulated Fund will then make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

Applicants represent that, if the requested Order is granted, the investment advisory personnel of the Adviser to the Regulated Funds will be charged with making sure they identify, and participate in this process with respect to, each investment opportunity that falls within the Objectives and Strategies and Board Established Criteria of each Regulated Fund. Applicants assert that the Adviser’s allocation policies and procedures are structured so that the relevant investment advisory personnel for each Regulated Fund will be promptly notified of all Potential Co-Investment Transactions that fall within the then current Objectives and Strategies and Board Established Criteria of such Regulated Fund.

(b)            Order Placement and Allocation

General. If the Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate, it will formulate a recommendation regarding the proposed order amount for the Regulated Fund. In doing so, the Adviser may consider such factors, among others, as investment guidelines, issuer, industry and geographical concentration, availability of cash and other opportunities for which cash is needed, tax considerations, leverage covenants, regulatory constraints (such as requirements under the Act), investment horizon, potential liquidity needs, and the Regulated Fund’s risk concentration policies.

Allocation Procedure. For each Regulated Fund and Affiliated Fund whose Adviser recommends participating in a Potential Co-Investment Transaction, the Adviser’s investment committee will approve an investment amount to be allocated to each Regulated Fund and/or Affiliated Fund participating in the Potential Co-Investment Transaction. Prior to the External Submission (as defined below), each proposed order amount may be reviewed and adjusted, in accordance with the Adviser’s written allocation policies and procedures, by the Adviser’s investment committee.10 The order of a Regulated Fund or Affiliated Fund resulting from this process is referred to as its “Internal Order.” The Internal Order will be submitted for approval by the Required Majority of any participating Regulated Funds in accordance with the Conditions and as discussed in Section III.A.1.c below.

9 Representatives of the Adviser to a Regulated Fund will be members of each investment committee or otherwise entitled to participate in each meeting of any investment committee that is expected to approve or reject recommended investment opportunities falling within its Regulated Funds’ Objectives and Strategies and Board-Established Criteria. Accordingly, the policies and procedures may provide, for example, that the Adviser will receive the information required under Condition 1 in conjunction with its representatives’ participation in the relevant investment committee’s meetings. The allocation memorandum for each Potential Co-Investment Transaction will document the recommendations by the investment committee.

10 The reason for any such adjustment to a proposed order amount will be documented in writing and preserved in the records of the Adviser.

If the aggregate Internal Orders for a Potential Co-Investment Transaction do not exceed the size of the investment opportunity immediately prior to the submission of the orders to the underwriter, broker, dealer or issuer, as applicable (the “External Submission”), then each Internal Order will be fulfilled as placed. If, on the other hand, the aggregate Internal Orders for a Potential Co-Investment Transaction exceed the size of the investment opportunity immediately prior to the External Submission, then the allocation of the opportunity will be made pro rata on the basis of the size of the Internal Orders.11 If, subsequent to such External Submission, the size of the opportunity is increased or decreased, or if the terms of such opportunity, or the facts and circumstances applicable to the Regulated Funds’ or the Affiliated Funds’ consideration of the opportunity, change, the participants will be permitted to submit revised Internal Orders in accordance with written allocation policies and procedures that each Adviser will establish, implement and maintain; provided that, if the size of the opportunity is decreased such that the aggregate of the original Internal Orders would exceed the amount of the remaining investment opportunity, then upon submitting any revised order amount to the Board of a Regulated Fund for approval, the Adviser to the Regulated Fund will also notify the Board promptly of the amount that the Regulated Fund would receive if the remaining investment opportunity were allocated pro rata on the basis of the size of the original internal Orders. The Board of the Regulated Fund will then either approve or disapprove of the investment opportunity in accordance with Condition 2, 6, 7, 8 or 9, as applicable.

Compliance. Applicants represent that the Advisers’ allocation review process will be a robust process designed as part of their overall compliance policies and procedures to ensure that every client is treated fairly and that the Advisers are following their allocation policies. The entire allocation process will be monitored and reviewed by the compliance team, led by the chief compliance officer, and approved by the Board of each Regulated Fund.

(c)            Approval of Potential Co-Investment Transactions

A Regulated Fund will enter into a Potential Co-Investment Transaction with one or more other Regulated Funds and/or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, the Required Majority approves it in accordance with the Conditions of this Order.

A Regulated Fund may participate in Pro Rata Dispositions (defined below) and Pro Rata Follow-On Investments (defined below) without obtaining prior approval of the Required Majority in accordance with Conditions 6(c)(i) and 8(b)(i).

2.	Delayed Settlement

All Regulated Funds and Affiliated Funds participating in a Co-Investment Transaction will invest at the same time, for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other. However, the settlement date for the Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for a Regulated Fund, and vice versa. Nevertheless, in all cases, (i) the date on which the commitment of the Affiliated Funds and Regulated Funds is made will be the same even where the settlement date is not and (ii) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other.

3.	Permitted Follow-On Investments and Approval of Follow-On Investments

From time to time, the Regulated Funds and Affiliated Funds may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds and/or Affiliated Funds previously have invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and the Affiliated Funds and in accordance with the proposed procedures discussed above and with the Conditions of the Order. The Order, if granted, would permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer.

The Order would divide Follow-On Investments into two categories depending on whether the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the process discussed in Section III.A.3.a. below and governed by Condition 8. These Follow-On Investments are referred to as “Standard Review Follow-Ons.” If such Regulated Funds and Affiliated Funds hold pre-Boarding investments and have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the “onboarding process” discussed in Section III.A.3.b. below and governed by Condition 9. These Follow-On Investments are referred to as “Enhanced Review Follow-Ons.”

11 Each Adviser will maintain records of all proposed order amounts, Internal Orders and External Submissions in conjunction with Potential Co-Investment Transactions. Each applicable Adviser will provide the Eligible Trustees with information concerning the Affiliated Fund’s and Regulated Funds’ order sizes to assist the Eligible Trustees with their review of the applicable Regulated Fund’s investments for compliance with the Conditions.

(a)            Standard Review Follow-Ons

A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 8(c) or, where certain additional requirements are met, without Board approval under Condition 8(b).

A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment or (ii) a Non-Negotiated Follow-On Investment.

A “Pro Rata Follow-On Investment” is a Follow-On Investment (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investments in the issuer or security, as appropriate,12 immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in the pro rata Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, its approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible Trustees in accordance with Condition 8(c).

A “Non-Negotiated Follow-On Investment” is a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Funds and/or one or more other Regulated Funds (i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on one of the JT No-Action Letters.

Applicants believe that these Pro Rata and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 10.

(b)            Enhanced Review Follow-Ons

One or more Regulated Funds and one or more Affiliated Funds holding Pre-Boarding Investments may have the opportunity to make a Follow-On Investment that is a Potential Co-Investment Transaction in an issuer with respect to which they have not previously participated in a Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Follow-On Investment subject to the requirements of Condition 9. These enhanced review requirements constitute an “onboarding process” whereby Regulated Funds and Affiliated Funds may utilize the Order to participate in Co-Investment Transactions even though they already hold Pre-Boarding Investments. For a given issuer, the participating Regulated Funds and Affiliated Funds need to comply with these requirements only for the first Co-Investment Transaction. Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 8 under the standard review process.

4.	Dispositions

The Regulated Funds and Affiliated Funds may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, such Dispositions will be made in a manner that, over time, is fair and equitable to all of the Regulated and Affiliated Funds and in accordance with procedures set forth in the proposed Conditions to the Order and discussed below.

The Order would divide these Dispositions into two categories: (i) if the Regulated Funds and the Affiliated Funds holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then the terms and approval of the Disposition (hereinafter referred to as “Standard Review Dispositions”) would be subject to the process discussed in Section III.A.4.a. below and governed by Condition 6; and (ii) if the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Disposition (hereinafter referred to as “Enhanced Review Dispositions”) would be subject to the same “onboarding process” discussed in Section III.A.4.b. below and governed by Condition 7.

12 See note 31, below.

(a)            Standard Review Dispositions

A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 6(d) or, where certain additional requirements are met, without Board approval under Condition 6(c).

A Regulated Fund may participate in a Standard Review Disposition without obtaining the prior approval of the Required Majority if (i) the Disposition is a Pro Rata Disposition or (ii) the securities are Tradable Securities and the Disposition meets the other requirements of Condition 6(c)(ii).

A “Pro Rata Disposition” is a Disposition (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition;13 and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible Trustees.

In the case of a Tradable Security, approval of the Required Majority is not required for the Disposition if: (x) the Disposition is not to the issuer or any affiliated person of the issuer;14 and (y) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price. Pro Rata Dispositions and Dispositions of a Tradable Security remain subject to the Board’s periodic review in accordance with Condition 10.

(b)            Enhanced Review Dispositions

One or more Regulated Funds and one or more Affiliated Funds that have not previously participated in a Co-Investment Transaction with respect to an issuer may have the opportunity to make a Disposition of Pre-Boarding Investments in a Potential Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Disposition subject to the requirements of Condition 7. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds and Affiliated Funds need only complete the onboarding process for the first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.15 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 6 or 8 under the standard review process.

5.	Use of Wholly-Owned Investment Subs

A Regulated Fund may, from time to time, form one or more Wholly-Owned Investment Subs. Such a subsidiary may be prohibited from investing in a Co-Investment Transaction with a Regulated Fund (other than its parent) or any Affiliated Fund because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) and Rule 17d-1. Applicants request that each Wholly-Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of the applicable parent Regulated Fund that owns it and that the Wholly-Owned Investment Sub’s participation in any such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly.

B.	Applicable Law

1.	Section 17(d) and Section 57(a)(4)

Section 17(d) of the Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the Act), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such other participant.

13 See note 29, below.

14 In the case of a Tradable Security, Dispositions to the issuer or an affiliated person of the issuer are not permitted so that funds participating in the Disposition do not benefit to the detriment of Regulated Funds that remain invested in the issuer. For example, if a Disposition of a Tradable Security were permitted to be made to the issuer, the issuer may be reducing its short-term assets (i.e., cash) to pay down long-term liabilities.

15 However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible Trustees must review the proposed Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.

Similarly, with regard to BDCs, Section 57(a)(4) prohibits certain persons specified in Section 57(b) from participating in a joint transaction with the BDC, or a company controlled by the BDC, in contravention of rules as prescribed by the Commission. In particular, Section 57(a)(4) applies to:

•	Any director, officer, employee, or member of an advisory board of a BDC or any person (other than the BDC itself) who is an affiliated person of the forgoing pursuant to Section 2(a)(3)(C); or

•	Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC (except the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not be directly or indirectly under the control of a person who controls the BDC);[16] or any person who is an affiliated person of any of the forgoing within the meaning of Section 2(a)(3)(C) or (D).

Section 2(a)(3)(C) defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(3)(D) defines “any officer, director, partner, copartner, or employee” of an affiliated person as an affiliated person. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9) a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser that provides discretionary investment management services to a fund and that sponsored, selected the initial directors, and provides administrative or other non-advisory services to the fund, controls such fund, absent compelling evidence to the contrary.17

2.	Rule 17d-1

Rule 17d-1 generally prohibits an affiliated person (as defined in Section 2(a)(3)), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company, or a company controlled by such registered company, is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such first or second tier affiliate. Rule 17d-1 generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3)) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to persons subject to Sections 57(a) and (d) by Section 57(i) to the extent specified therein. Section 57(i) provides that, until the Commission prescribes rules under Sections 57(a) and (d), the Commission’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a) or (d). Because the Commission has not adopted any rules under Section 57(a) or (d), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a) or (d).

Applicants seek relief pursuant to Rule 17d-1, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1, the Commission is directed by Rule 17d-1(b) to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

16 Also excluded from this category by Rule 57b-1 is any person who would otherwise be included (a) solely because that person is directly or indirectly controlled by a BDC, or (b) solely because that person is, within the meaning of Section 2(a)(3)(C) or (D), an affiliated person of a person described in (a) above.

17 See, e.g., SEC Rel. No. IC-4697 (Sept. 8, 1966) (“For purposes of Section 2(a)(3)(C), affiliation based upon control would depend on the facts of the given situation, including such factors as extensive interlocks of officers, directors or key personnel, common investment advisers or underwriters, etc.”); Lazard Freres Asset Management, SEC No-Action Letter (pub. avail. Jan. 10, 1997) (“While, in some circumstances, the nature of an advisory relationship may give an adviser control over its client’s management or policies, whether an investment company and another entity are under common control is a factual question…”).

The Commission has stated that Section 17(d), upon which Rule 17d-1 is based, and upon which Section 57(a)(4) was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.18 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section] 17(d)…is to prevent…injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such other participants.”19 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”20

Applicants believe that the Conditions would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) were designed to prevent would be addressed and the standards for an order under Rule 17d-1 and Section 57(i) would be met.

C.	Need for Relief

Co-Investment Transactions are prohibited by either or both of Rule 17d-1 and Section 57(a)(4) without a prior exemptive order of the Commission to the extent that the Affiliated Funds and the Regulated Funds participating in such transactions fall within the category of persons described by Rule 17d-1 and/or Section 57(b), as modified by Rule 57b-1 thereunder, as applicable, vis-à-vis each participating Regulated Fund.

Each of the participating Regulated Funds and Affiliated Funds may be deemed to be affiliated persons vis-à-vis a Regulated Fund within the meaning of Section 2(a)(3) by reason of common control because (i) Wilshire is the investment adviser to, and may be deemed to control, the Existing Regulated Funds, and an Adviser to the Regulated Funds will be the investment adviser to, and may be deemed to control, any Future Regulated Fund; (ii) Wilshire is the investment adviser to, and may be deemed to control, each Existing Affiliated Fund, and an Adviser will be the investment adviser to, and may be deemed to control, any other Affiliated Fund; and (iii) any Adviser to Affiliated Funds and any Adviser to Regulated Funds will be under common control. Each of the Affiliated Funds could be deemed to be a person related to the Regulated Funds in a manner described by Section 57(b) and related to the other Regulated Funds in a manner described by Rule 17d-1; and therefore, the prohibitions of Rule 17d-1 and Section 57(a)(4) would apply respectively to prohibit the Affiliated Funds from participating in Co-Investment Transactions with the Regulated Funds.

In addition, because the Wilshire Proprietary Accounts will be controlled by Wilshire and, therefore, may be under common control with the Existing Regulated Funds, any future Advisers, and any Future Regulated Funds, the Wilshire Proprietary Accounts could be deemed to be persons related to the Regulated Funds (or a company controlled by the Regulated Funds) in a manner described by Section 17(d) or Section 57(b) and also prohibited from participating in the Co-Investment Program. Each Regulated Fund would also be related to each other Regulated Fund in a manner described by 57(b) or rule 17d-1, as applicable, and thus prohibited from participating in Co-Investment Transactions with each other.

18 See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488 et seq.

19 Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).

20 H. Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.

D.	Precedents

The Commission has issued numerous exemptive orders under the Act permitting registered investment companies and BDCs to co-invest with affiliated persons.21 Although the various precedents involved somewhat different formulae, the Commission has accepted, as a basis for relief from the prohibitions on joint transactions, use of allocation and approval procedures to protect the interests of investors in the BDCs and registered investment companies. Applicants submit that the allocation procedures set forth in the Conditions for relief are consistent with and expand the range of investor protections found in the cited orders.

Felicitas Private Markets Fund and its affiliates, and Polen Credit Opportunities Fund and its affiliates, each previously received exemptive relief consistent with the relief Applicants are requesting herein. Thus, Applicants based the Application on the applications of Felicitas Private Markets Fund and its affiliates, for which an order was issued on September 5, 2024 (the “Felicitas Order”),22 and Polen Credit Opportunities Fund and its affiliates, for which an order was issued on May 28, 2024 (the “Polen Order”).23 Applicants believe that the relief requested herein is consistent with the policy underlying the Felicitas Order and the Polen Order, as well as co-investment relief granted by the Commission to other BDCs and to registered closed-end funds.

21 See, e.g., Felicitas Private Markets Fund, et al. (File No. 812-15451) Investment Company Act Rel. Nos. 35292 (August 8, 2024) (notice) and 35314 (September 5, 2024) (order); Monachil Credit Income Fund, et al. (File No. 812-15535) Investment Company Act Rel. Nos. 35189 (May 8, 2024) (notice) and 35211 (June 4, 2024) (order); Polen Credit Opportunities Fund, et al. (File No. 812-15457) Investment Company Act Rel. Nos. 35183 (May 2, 2024) (notice) and 35206 (May 28, 2024) (order); First Trust Real Assets Fund, et al. (File No. 812-15381) Investment Company Act Rel. Nos. 35150 (February 28, 2024)(notice) and 35164 (March 26, 2024) (order); Nomura Alternative Income Fund, et al. (File No. 812-15439) Investment Company Act Rel. Nos. 35045 (November 3, 2023) (notice) and 35062 (November 29, 2023) (order); Brookfield Infrastructure Income Fund Inc., et al. (File No. 812-15415) Investment Company Act Rel. Nos. 35001 (September 20, 2023) (notice) and 35032 (October 17, 2023) (order); JPM Private Markets Fund, et al. (File No. 812-15396) Investment Company Act Rel. Nos. 34914 (May 10, 2023) (notice) and 34939 (June 6, 2023) (order); Fidelity Private Credit Fund, et al. (File No. 812-15307) Investment Company Act Rel. Nos. 34803 (January 11, 2023) (notice) and 34831 (February 13, 2023) (order); Forum Real Estate Income Fund, et al. (File No. 812-15355) Investment Company Act Rel. Nos. 34780 (December 21, 2022) (notice) and 34810 (January 18, 2023) (order); PCM Fund, Inc., et al. (File No.  812-15248) Investment Company Act Rel. Nos. 34779 (December 19, 2022) (notice) and 34808 (January 17, 2023) (order); ACAP Strategic Fund, et al. (File No. 812-15285) Investment Company Act Rel. Nos. 34777 (December 16, 2022) (notice) and 34806 (January 13, 2023) (order); Golub Capital BDC, Inc., et al. (File No. 812-15326) Investment Company Act Rel. Nos. 34775 (December 16, 2022) (notice) and 34805 (January 13, 2023) (order); Silver Spike Investment Corp., et al. (File No. 812-15339) Investment Company Act Rel. Nos. 34771 (December 12, 2022) (notice) and 34798 (January 9, 2023) (order); MidCap Financial Investment Corporation, et al. (File No. 812-15382) Investment Company Act Rel. Nos. 34770 (December 9, 2022) (notice) and 34799 (January 10, 2023) (order); Monroe Capital Corporation, et al. (File No. 812-15388) Investment Company Act Rel. Nos. 34769 (December 8, 2022) (notice) and 34800 (January 10, 2023) (order).

22 See Felicitas Private Markets Fund, et al. (File No. 812-15451) Investment Company Act Rel. Nos. 35292 (August 8, 2024) (notice) and 35314 (September 5, 2024) (order).

23 See Polen Credit Opportunities Fund, et al. (File No. 812-15457) Investment Company Act Nos. 35183 (May 2, 2024) (notice) and 35206 (May 28, 2024) (order).

The Commission also has issued orders extending co-investment relief to proprietary accounts.24

IV.	Statement In Support of Relief Requested

In accordance with Rule 17d-1 (made applicable to transactions subject to Section 57(a) by Section 57(i)), the Commission may grant the requested relief as to any particular joint transaction if it finds that the participation of the Regulated Funds in the joint transaction is consistent with the provisions, policies and purposes of the Act and is not on a basis different from or less advantageous than that of other participants. Applicants submit that allowing the Co-Investment Transactions described in this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions.

As required by Rule 17d-1(b), the Conditions ensure that the terms on which Co-Investment Transactions may be made will be consistent with the participation of the Regulated Funds being on a basis that it is neither different from nor less advantageous than other participants, thus protecting the equity holders of any participant from being disadvantaged. The Conditions ensure that all Co-Investment Transactions are reasonable and fair to the Regulated Funds and their shareholders and do not involve overreaching by any person concerned, including the Advisers.

A.	Potential Benefits

In the absence of the relief sought hereby, in many circumstances, the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d), Section 57(a)(4) and Rule 17d-1 should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. The Board, including the Required Majority, of each Regulated Fund will determine that it is in the best interests of the Regulated Fund to participate in Co-Investment Transactions because, among other matters, (i) the Regulated Fund should be able to participate in a larger number and greater variety of transactions; (ii) the Regulated Fund should be able to participate in larger transactions; (iii) the Regulated Fund should be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment should have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund should be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the Conditions are fair to the Regulated Funds and their shareholders.

B.	Protective Representations and Conditions

The Conditions ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the Act. Specifically, the Conditions incorporate the following critical protections: (i) all Regulated Funds participating in the Co-Investment Transactions will invest at the same time (except that, subject to the limitations in the Conditions, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa), for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (ii) a Required Majority of each Regulated Fund must approve various investment decisions (not including transactions completed on a pro rata basis pursuant to Conditions 6(c)(i) and 8(b)(i) or otherwise not requiring Board approval) with respect to such Regulated Fund in accordance with the Conditions; and (iii) the Regulated Funds are required to retain and maintain certain records.

24 See, e.g., Felicitas Private Markets Fund, et al. (File No. 812-15451) Investment Company Act Rel. Nos. 35292 (August 8, 2024) (notice) and 35314 (September 5, 2024) (order); Monachil Credit Income Fund, et al. (File No. 812-15535) Investment Company Act Rel. Nos. 35189 (May 8, 2024) (notice) and 35211 (June 4, 2024) (order); Polen Credit Opportunities Fund, et al. (File No. 812-15457) Investment Company Act Rel. Nos. 35183 (May 2, 2024) (notice) and 35206 (May 28, 2024) (order); Brookfield Infrastructure Income Fund Inc., et al. (File No. 812-15415) Investment Company Act Rel. Nos. 35001 (September 20, 2023) (notice) and 35032 (October 17, 2023) (order).

Applicants believe that participation by the Regulated Funds in Pro Rata Follow-On Investments and Pro Rata Dispositions, as provided in Conditions 6(c)(i) and 8(b)(i), is consistent with the provisions, policies and purposes of the Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata investment or disposition eliminates the possibility for overreaching and unnecessary prior review by the Board. Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

Applicants also believe that the participation by the Regulated Funds in Non-Negotiated Follow-On Investments and in Dispositions of Tradable Securities without the approval of a Required Majority is consistent with the provisions, policies and purposes of the Act as there is no opportunity for overreaching by affiliates.

If an Adviser, its principals, or any person controlling, controlled by, or under common control with the Adviser or its principals, and the Affiliated Funds (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 15.

In sum, Applicants believe that the Conditions would ensure that each Regulated Fund that participates in any type of Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants for purposes of Section 17(d) or Section 57(a)(4) and the Rules under the Act. As a result, Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.

C.	Conditions

Applicants agree that any Order granting the requested relief shall be subject to the following conditions:

1.	Identification and Referral of Potential Co-Investment Transactions.

(a)            Each Adviser25 will establish, maintain and implement policies and procedures reasonably designed to ensure that each Adviser is promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of any Regulated Fund the Adviser manages.

(b)            When an Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), the Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

2.	Board Approvals of Co-Investment Transactions.

(a)            If an Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, it will then determine an appropriate level of investment for the Regulated Fund.

(b)            If the aggregate amount recommended by an Adviser to be invested in the Potential Co-Investment Transaction by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, the investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b. above. Each Adviser to a participating Regulated Fund will promptly notify and provide the Eligible Trustees with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Trustees with their review of the applicable Regulated Fund’s investments for compliance with these Conditions.

(c)            After making the determinations required in Condition 1(b) above, each Adviser to a participating Regulated Fund will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund and each participating Affiliated Fund) to the Eligible Trustees of its participating Regulated Fund(s) for their consideration. A Regulated Fund will enter into a Co-Investment Transaction with one or more other Regulated Funds or the Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:

25 Any Affiliated Fund that is not advised by an Adviser is itself deemed to be an Adviser for the purposes of Condition 1(a).

(i)            the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its shareholders and do not involve overreaching in respect of the Regulated Fund or its shareholders on the part of any person concerned;

(ii)            the transaction is consistent with:

(A)            the interests of the Regulated Fund’s shareholders; and

(B)            the Regulated Fund’s then-current Objectives and Strategies;

(iii)            the investment by any other Regulated Fund(s) or Affiliated Fund(s) would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from, or less advantageous than, that of any other Regulated Fund(s) or Affiliated Fund(s) participating in the transaction; provided that the Required Majority shall not be prohibited from reaching the conclusions required by this Condition 2(c)(iii) if:

(A)            the settlement date for another Regulated Fund or an Affiliated Fund in a Co-Investment Transaction is later than the settlement date for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated Fund by no more than ten business days, in either case, so long as: (x) the date on which the commitment of the Affiliated Fund and Regulated Funds is made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other; or

(B)            any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors, the right to have a board observer or any similar right to participate in the governance or management of the portfolio company so long as: (x) the Eligible Trustees will have the right to ratify the selection of such director or board observer, if any; (y) the Adviser agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and (z) any fees or other compensation that any other Regulated Fund or Affiliated Fund or any affiliated person of any other Regulated Fund or Affiliated Fund receives in connection with the right of one or more Regulated Funds or Affiliated Funds to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among any participating Affiliated Funds (who may, in turn, share their portion with their affiliated persons) and any participating Regulated Fund(s) in accordance with the amount of each such party’s investment; and

(iv)            the proposed investment by the Regulated Fund will not involve compensation, remuneration or a direct or indirect26 financial benefit to an Adviser, any other Regulated Fund, the Affiliated Funds or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 14, (B) to the extent permitted by Section 17(e) or 57(k), as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(B)(z).

3.	Right to Decline. Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.

4.	General Limitation. Except for Follow-On Investments made in accordance with Conditions 8 and 9 below,[27] a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party has an investment.

5.	Same Terms and Conditions. A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased, date on which the commitment is entered into and registration rights (if any) will be the same for each participating Regulated Fund and Affiliated Fund and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Fund will occur as close in time as practicable and in no event more than ten business days apart. The grant to one or more Regulated Funds or Affiliated Funds, but not the respective Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 5, if Condition 2(c)(iii)(B) is met.

26 For example, procuring the Regulated Fund’s investment in a Potential Co-Investment Transaction to permit an affiliate to complete or obtain better terms in a separate transaction would constitute an indirect financial benefit.

27 This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.

6.	Standard Review Dispositions.

(a)            General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then:

(i)            the Adviser to such Regulated Fund or Affiliated Fund28 will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time; and

(ii)            the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.

(b)            Same Terms and Conditions. Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated Funds and any other Regulated Fund.

(c)            No Board Approval Required. A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:

(i)            (A) the participation of each Regulated Fund and Affiliated Fund in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;29 (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and (C) the Board of the Regulated Fund is provided on a quarterly basis with a list of all Dispositions made in accordance with this Condition; or

(ii)            each security is a Tradable Security and (A) the Disposition is not to the issuer or any affiliated person of the issuer; and (B) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price.

(d)            Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.

7.	Enhanced Review Dispositions.

(a)            General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i)            the Adviser to such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;

(ii)            the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and

(iii)            the Adviser will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Fund, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

28 Any Wilshire Proprietary Account that is not advised by an Adviser is itself deemed to be an Adviser for purposes of Conditions 6(a)(i), 7(a)(i), 8(a)(i), and 9(a)(i).

29 In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Disposition.

(b)            Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:

(i)            the Disposition complies with Condition 2(c)(i), (ii), (iii)(A), and (iv); and

(ii)            the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.

(c)            Additional Requirements: The Disposition may only be completed in reliance on the Order if:

(i)            Same Terms and Conditions. Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated Funds and any other Regulated Fund;

(ii)            Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(iii)            Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv)            Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial30 in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(v)            No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

8.	Standard Review Follow-Ons.

(a)            General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer and the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer:

(i)            the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

(ii)            the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

30 In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.

(b)            No Board Approval Required. A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:

(i)            (A) the proposed participation of each Regulated Fund and each Affiliated Fund in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate,31 immediately preceding the Follow-On Investment; and (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

(ii)            it is a Non-Negotiated Follow-On Investment.

(c)            Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition the Eligible Trustees must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.

(d)            Allocation. If, with respect to any such Follow-On Investment:

(i)            the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii)            the aggregate amount recommended by an Adviser to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b. above.

(e)            Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

9.	Enhanced Review Follow-Ons.

(a)            General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds and any Affiliated Funds holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i)            the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;

(ii)            the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and

(iii)            the Adviser will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b)            Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Trustees, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.

31 To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds and any Affiliated Fund, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds or any Affiliated Fund, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.

(c)            Additional Requirements. The Follow-On Investment may only be completed in reliance on the Order if:

(i)            Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(ii)            Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iii)            Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(iv)            No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

(d)            Allocation. If, with respect to any such Follow-On Investment:

(i)            the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii)            the aggregate amount recommended by an Adviser to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b. above.

(e)            Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

10.	Board Reporting, Compliance and Annual Re-Approval.

(a)            Each Adviser to a Regulated Fund will present to the Board of each Regulated Fund, on a quarterly basis, and at such other times as the Board may request, (i) a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or any Affiliated Funds during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an explanation of why such investment opportunities were not made available to the Regulated Fund; (ii) a record of all Follow-On Investments in and Dispositions of investments in any issuer in which the Regulated Fund holds any investments by any Affiliated Fund or other Regulated Fund during the prior quarter; and (iii) all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds or any Affiliated Funds that the Regulated Fund considered but declined to participate in, so that the Independent Trustees, may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions.

(b)            All information presented to the Regulated Fund’s Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.

(c)            Each Regulated Fund’s chief compliance officer, as defined in Rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the application and the procedures established to achieve such compliance.

(d)            The Independent Trustees will consider at least annually whether continued participation in new and existing Co-Investment Transactions is in the Regulated Fund’s best interests.

11.	Record Keeping. Each Regulated Fund will maintain the records required by Section 57(f)(3) of the Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f).

12.	Trustee Independence. No Independent Trustee of a Regulated Fund will also be a director, general partner, managing member or principal, or otherwise be an “affiliated person” (as defined in the Act) of any Affiliated Fund.

13.	Expenses. The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the Securities Act) will, to the extent not payable by an Adviser under its respective advisory agreements with the Regulated Funds and the Affiliated Funds, be shared by the Regulated Funds and any participating Affiliated Funds in proportion to the relative amounts of the securities held or being acquired or disposed of, as the case may be.

14.	Transaction Fees.[32] Any transaction fee (including break-up, structuring, monitoring or commitment fees but excluding brokerage or underwriting compensation permitted by Section 17(e) or 57(k)) received in connection with any Co-Investment Transaction will be distributed to the participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by an Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participants. None of the Advisers, the Affiliated Funds, the other Regulated Funds or any affiliated person of the Affiliated Funds or the Regulated Funds will receive any additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment Transaction other than (i) in the case of the Regulated Funds and the Affiliated Funds, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(B)(z), (ii) brokerage or underwriting compensation permitted by Section 17(e) or 57(k) or (iii) in the case of the Adviser, investment advisory compensation paid in accordance with investment advisory agreements between the applicable Regulated Fund(s) or Affiliated Fund(s) and its Adviser.

15.	Independence. If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares in the same percentages as the Regulated Fund’s other shareholders (not including the Holders) when voting on (1) the election of directors; (2) the removal of one or more directors; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election.

V.	Procedural Matters

A.	Communications

Please address all communications concerning this Application and the Notice and Order to:

Sandy Choi, Esq.
Wilshire Advisors LLC
1299 Ocean Avenue, Suite 600
Santa Monica, CA 90401
(310) 451-3051

32 Applicants are not requesting, and the Commission is not providing, any relief for transaction fees received in connection with any Co-Investment Transaction.

Please address any questions, and a copy of any communications, concerning this Application, the Notice and Order to:

Thomas D. Peeney, Esq.
Paul Hastings LLP
200 Park Avenue
New York, NY 10166
(212) 318-6095

thomaspeeney@paulhastings.com

B.	Authorizations

As required by Rule 0-2(c)(1) under the 1940 Act, each Applicant hereby states that all of the requirements for execution and filing of this Application have been complied with in accordance with the governing documents of the Applicants, as applicable, and the undersigned persons of the Applicants are fully authorized to execute this Application. The resolutions of the Existing Regulated Funds Boards are attached as Exhibits B-1 and B-2 to this Application in accordance with the requirements of Rule 0-2(c)(1) under the 1940 Act and the verifications required by Rule 0-2(d) under the 1940 Act are attached as Exhibits A-1 – A-25 to this Application.

In accordance with Rule 0-5 under the 1940 Act, the Applicants request that the Commission issue the requested Order without holding a hearing.

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application as of March 20, 2025.

Wilshire Private Assets Master Fund

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire Private Assets Fund

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

BVK Europe Opportunities Fund I, L.P.

By: Wilshire BVK Europe, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

BVK Europe Opportunities Fund II, L.P.

By: Wilshire BVK Europe II, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

BVK Europe Opportunities Fund III, L.P.

By: Wilshire BVK Europe III, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

BVK Europe Opportunities Fund IV, L.P.

By: Wilshire BVK Europe IV, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Summit Hill Credit Fund, L.P.

By: Wilshire Summit Hill Credit, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Summit Hill Real Assets Fund, L.P.

By: Wilshire Summit Hill Real Assets, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Summit Hill Alternative Yield Fund, L.P.

By: Wilshire Summit Hill Alternative Yield Fund GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV Europe Venture Fund, L.P. (Series I)

By: Wilshire BVV Europe Venture Fund, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV Europe, L.P. (Series I)

By: Wilshire BVV Europe, LLC (Series I), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV Europe, L.P. (Series II)

By: Wilshire BVV Europe, LLC (Series II), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV Europe, L.P. (Series III)

By: Wilshire BVV Europe, LLC (Series III), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV Europe, L.P. (Series IV)

By: Wilshire BVV Europe, LLC (Series IV), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV Europe, L.P. (Series V)

By: Wilshire BVV Europe, LLC (Series V), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV Europe, L.P. (Series VI)

By: Wilshire BVV Europe, LLC (Series VI), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV Europe, L.P. (Series VII)

By: Wilshire BVV Europe, LLC (Series VII), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series I)

By: Wilshire BVV U.S., LLC (Series I), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series II)

By: Wilshire BVV U.S., LLC (Series II), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series III)

By: Wilshire BVV U.S., LLC (Series III), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series IV)

By: Wilshire BVV U.S., LLC (Series IV), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series V)

By: Wilshire BVV U.S., LLC (Series V), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series VI)

By: Wilshire BVV U.S., LLC (Series VI), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series VII)

By: Wilshire BVV U.S., LLC (Series VII), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series VIII)

By: Wilshire BVV U.S., LLC (Series VIII), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire Global Private Markets Fund IX, L.P.

By: Wilshire Global Private Markets IX, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire New Waves Fund, L.P.

By: Wilshire New Waves, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire Private Credit Annual Fund Series, L.P.

By: Wilshire Private Credit GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

2022 Wilshire Private Credit Annual Fund Series, L.P.

By: 2022 Wilshire Private Credit GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

2025 Wilshire Private Credit Annual Fund Series, L.P.

By: 2025 Wilshire Private Credit GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire Private Equity Annual Fund Series, L.P.

By: Wilshire Private Equity GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

2022 Wilshire Private Equity Annual Fund Series, L.P.

By: 2022 Wilshire Private Equity GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire Private Markets Family Office Fund I, L.P.

By: Wilshire Private Markets Family Office I, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire Private Markets Family Office Fund II, L.P.

By: Wilshire Private Markets Family Office II, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire Private Markets Family Office Fund III, L.P.

By: Wilshire Private Markets Family Office III, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire Private Markets Family Office Fund IV, L.P.

By: Wilshire Private Markets Family Office IV, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire Private Markets Real Estate Family Office Fund I, L.P.

By: Wilshire Private Markets Real Estate Family Office I, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Mill Creek Wilshire Private Equity 2022, L.P.

By: Mill Creek Wilshire Private Equity 2022 GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Mill Creek Wilshire Private Equity 2024, L.P.

By: Mill Creek Wilshire Private Equity 2024 GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire-BBI UK VC Co-Invest LP

By: Wilshire-BBI UK VC Co-Invest GP LLP, its general partner

/s/ William Roxburgh
Name: William Roxburgh
Title: Class A Board Member

/s/ Michael Wauters
Name: Monica Holdco (UK) Limited represented by Michael Wauters
Title: Class B Board Member

Wilshire European Venture Capital Fund II SCSp

By: Wilshire European Venture Capital Fund II GP S.à r.l., its general partner

/s/ Christian Schwan
Name: Christian Schwan
Title: Class A Manager

/s/ Michael Wauters
Name: Wilshire Global Advisors LLC, represented by Michael Wauters
Title: Class B Manager

Wilshire European Venture Capital Fund III SCSp

By: Wilshire European Venture Capital Fund III GP S.à r.l., its general partner

/s/ Christian Schwan
Name: Christian Schwan
Title: Class A Manager

/s/ Erin Simpson
Name: Erin Simpson
Title: Class B Manager

Wilshire MNCPPC Employees’ Retirement System Global, L.P.

By: Wilshire MNCPPC Employees’ Retirement System Global, LLC (Series I)

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire MNCPPC Employees’ Retirement System Global, L.P. (Series II)

By: Wilshire MNCPPC Employees’ Retirement System Global, LLC (Series II)

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire MNCPPC Employees’ Retirement System Global, L.P. (Series III)

By: Wilshire MNCPPC Employees’ Retirement System Global, LLC (Series III)

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire European Private Markets Fund VIII, L.P.

By: Wilshire European Private Markets VIII, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire Private Markets Opportunities Fund II-B, L.P.

By: Wilshire Private Markets Opportunities II-B, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire U.S. Private Markets Fund VII, L.P.

By: Wilshire U.S. Private Markets Fund VII, L.P., its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire U.S. Private Markets Fund VIII, L.P.

By: Wilshire U.S. Private Markets Fund VIII, L.P., its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire Asia Private Markets Fund VIII, L.P.

By: Wilshire Asia Private Markets Fund VIII, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Rio Grande Wilshire Alternative Yield Solutions Fund, LP

By: Rio Grande Wilshire Alternative Yield Solutions Fund, LLC, its general partner

By: Wilshire Global Advisors LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Rio Grande Wilshire Offshore Alternative Yield Solutions Ltd.

By: Wilshire Advisors LLC, its investment manager

/s/ Erin Simpson
Name: Erin Simpson
Title: Authorized Signatory

Wilshire Advisors LLC

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

SCHEDULE A

Existing Affiliated Funds

BVK Europe Opportunities Fund I, L.P.

BVK Europe Opportunities Fund II, L.P.

BVK Europe Opportunities Fund III, L.P.

BVK Europe Opportunities Fund IV, L.P.

Summit Hill Credit Fund, L.P.

Summit Hill Real Assets Fund, L.P.

Summit Hill Alternative Yield Fund, L.P.

Wilshire BVV Europe Venture Fund, L.P. (Series I)

Wilshire BVV Europe, L.P. (Series I)

Wilshire BVV Europe, L.P. (Series II)

Wilshire BVV Europe, L.P. (Series III)

Wilshire BVV Europe, L.P. (Series IV)

Wilshire BVV Europe, L.P. (Series V)

Wilshire BVV Europe, L.P. (Series VI)

Wilshire BVV Europe, L.P. (Series VII)

Wilshire BVV U.S., L.P. (Series I)

Wilshire BVV U.S., L.P. (Series II)

Wilshire BVV U.S., L.P. (Series III)

Wilshire BVV U.S., L.P. (Series IV)

Wilshire BVV U.S., L.P. (Series V)

Wilshire BVV U.S., L.P. (Series VI)

Wilshire BVV U.S., L.P. (Series VII)

Wilshire BVV U.S., L.P. (Series VIII)

Wilshire Global Private Markets Fund IX, L.P.

Wilshire New Waves Fund, L.P.

Wilshire Private Credit Annual Fund Series, L.P.

2022 Wilshire Private Credit Annual Fund Series, L.P.

2025 Wilshire Private Credit Annual Fund Series, L.P.

Wilshire Private Equity Annual Fund Series, L.P.

2022 Wilshire Private Equity Annual Fund Series, L.P.

Wilshire Private Markets Family Office Fund I, L.P.

Wilshire Private Markets Family Office Fund II, L.P.

Wilshire Private Markets Family Office Fund III, L.P.

Wilshire Private Markets Family Office Fund IV, L.P.

Wilshire Private Markets Real Estate Family Office Fund I, L.P.

Mill Creek Wilshire Private Equity 2022, L.P.

Mill Creek Wilshire Private Equity 2024, L.P.

Wilshire BBI UK VC Co-Invest LP

Wilshire European Venture Capital Fund II SCSp

Wilshire European Venture Capital Fund III SCSp

Wilshire MNCPPC Employees’ Retirement System Global, L.P.

Wilshire MNCPPC Employees’ Retirement System Global, L.P. (Series II)

Wilshire MNCPPC Employees’ Retirement System Global, L.P. (Series III)

Wilshire European Private Markets Fund VIII, L.P.

Wilshire Private Markets Opportunities Fund II-B, L.P.

Wilshire U.S. Private Markets Fund VII, L.P.

Wilshire U.S. Private Markets Fund VIII, L.P.

Wilshire Asia Private Markets Fund VIII, L.P.

Rio Grande Wilshire Alternative Yield Solutions Fund, LP

Rio Grande Wilshire Offshore Alternative Yield Solutions Ltd.

EXHIBIT A-1
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire Private Assets Master Fund, that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire Private Assets Master Fund

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-2
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire Private Assets Fund, that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire Private Assets Fund

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-3
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of BVK Europe Opportunities Fund I, L.P., BVK Europe Opportunities Fund II, L.P., BVK Europe Opportunities Fund III, L.P., and BVK Europe Opportunities Fund IV, L.P, that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

BVK Europe Opportunities Fund I, L.P.

By: Wilshire BVK Europe, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

BVK Europe Opportunities Fund II, L.P.

By: Wilshire BVK Europe II, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

BVK Europe Opportunities Fund III, L.P.

By: Wilshire BVK Europe III, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

BVK Europe Opportunities Fund IV, L.P.

By: Wilshire BVK Europe IV, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

EXHIBIT A-4
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Summit Hill Credit Fund, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Summit Hill Credit Fund, L.P.

By: Wilshire Summit Hill Credit, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-5
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Summit Hill Real Assets Fund, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Summit Hill Real Assets Fund, L.P.

By: Wilshire Summit Hill Real Assets, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-6
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Summit Hill Alternative Yield Fund, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Summit Hill Alternative Yield Fund, L.P.

By: Wilshire Summit Hill Alternative Yield Fund GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-7
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire BVV Europe Venture Fund, L.P. (Series I), that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire BVV Europe Venture Fund, L.P. (Series I)

By: Wilshire BVV Europe Venture Fund, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

EXHIBIT A-8
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire BVV Europe, L.P. (Series I), Wilshire BVV Europe, L.P. (Series II), Wilshire BVV Europe, L.P. (Series III), Wilshire BVV Europe, L.P. (Series IV), Wilshire BVV Europe, L.P. (Series V), Wilshire BVV Europe, L.P. (Series VI), and Wilshire BVV Europe, L.P. (Series VII), that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire BVV Europe, L.P. (Series I)

By: Wilshire BVV Europe, LLC (Series I), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV Europe, L.P. (Series II)

By: Wilshire BVV Europe, LLC (Series II), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV Europe, L.P. (Series III)

By: Wilshire BVV Europe, LLC (Series III), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV Europe, L.P. (Series IV)

By: Wilshire BVV Europe, LLC (Series IV), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV Europe, L.P. (Series V)

By: Wilshire BVV Europe, LLC (Series V), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV Europe, L.P. (Series VI)

By: Wilshire BVV Europe, LLC (Series VI), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

Wilshire BVV Europe, L.P. (Series VII)

By: Wilshire BVV Europe, LLC (Series VII), its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

EXHIBIT A-9
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire BVV U.S., L.P. (Series I), Wilshire BVV U.S., L.P. (Series II), Wilshire BVV U.S., L.P. (Series III), Wilshire BVV U.S., L.P. (Series IV), Wilshire BVV U.S., L.P. (Series V), Wilshire BVV U.S., L.P. (Series VI), Wilshire BVV U.S., L.P (Series VII), and Wilshire BVV U.S., L.P. (Series VIII), that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire BVV U.S., L.P. (Series I)

By: Wilshire BVV U.S., LLC (Series I), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series II)

By: Wilshire BVV U.S., LLC (Series II), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series III)

By: Wilshire BVV U.S., LLC (Series III), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series IV)

By: Wilshire BVV U.S., LLC (Series IV), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series V)

By: Wilshire BVV U.S., LLC (Series V), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series VI)

By: Wilshire BVV U.S., LLC (Series VI), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series VII)

By: Wilshire BVV U.S., LLC (Series VII), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire BVV U.S., L.P. (Series VIII)

By: Wilshire BVV U.S., LLC (Series VIII), its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-10
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire Global Private Markets Fund IX, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire Global Private Markets Fund IX, L.P.

By: Wilshire Global Private Markets IX, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-11
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire New Waves Fund, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire New Waves Fund, L.P.

By: Wilshire New Waves, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

EXHIBIT A-12
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire Private Credit Annual Fund Series, L.P., 2022 Wilshire Private Credit Annual Fund Series, L.P., and 2025 Wilshire Private Credit Annual Fund Series, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire Private Credit Annual Fund Series, L.P.

By: Wilshire Private Credit GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

2022 Wilshire Private Credit Annual Fund Series, L.P.

By: 2022 Wilshire Private Credit GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

2025 Wilshire Private Credit Annual Fund Series, L.P.

By: 2025 Wilshire Private Credit GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-13
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire Private Equity Annual Fund Series, L.P., and 2022 Wilshire Private Equity Annual Fund Series, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire Private Equity Annual Fund Series, L.P.

By: Wilshire Private Equity GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

2022 Wilshire Private Equity Annual Fund Series, L.P.

By: 2022 Wilshire Private Equity GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-14
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire Private Markets Family Office Fund I, L.P., Wilshire Private Markets Family Office Fund II, L.P., Wilshire Private Markets Family Office Fund III, L.P. and Wilshire Private Markets Family Office Fund IV, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire Private Markets Family Office Fund I, L.P.

By: Wilshire Private Markets Family Office I, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire Private Markets Family Office Fund II, L.P.

By: Wilshire Private Markets Family Office II, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire Private Markets Family Office Fund III, L.P.

By: Wilshire Private Markets Family Office III, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire Private Markets Family Office Fund IV, L.P.

By: Wilshire Private Markets Family Office IV, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-15
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire Private Markets Real Estate Family Office Fund I, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire Private Markets Real Estate Family Office Fund I, L.P.

By: Wilshire Private Markets Real Estate Family Office I, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-16
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Mill Creek Wilshire Private Equity 2022, L.P. and Mill Creek Wilshire Private Equity 2024, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Mill Creek Wilshire Private Equity 2022, L.P.

By: Mill Creek Wilshire Private Equity 2022 GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Mill Creek Wilshire Private Equity 2024, L.P.

By: Mill Creek Wilshire Private Equity 2024 GP, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-17
VERIFICATION

The undersigned states that they have duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire-BBI UK VC Co-Invest LP, that they are the authorized signatories of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that they are familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of their knowledge, information and belief.

Wilshire-BBI UK VC Co-Invest LP

By: Wilshire-BBI UK VC Co-Invest GP LLP, its general partner

/s/ William Roxburgh
Name: William Roxburgh
Title: Class A Board Member

/s/ Michael Wauters
Name: Monica Holdco (UK) Limited represented by Michael Wauters
Title: Class B Board Member

EXHIBIT A-18
VERIFICATION

The undersigned states that they have duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire European Venture Capital Fund II SCSp and Wilshire European Venture Capital Fund III SCSp, that they are the authorized signatories of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that they are familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of their knowledge, information and belief.

Wilshire European Venture Capital Fund II SCSp

By: Wilshire European Venture Capital Fund II GP S.à r.l., its general partner

/s/ Christian Schwan
Name: Christian Schwan
Title: Class A Manager

/s/ Michael Wauters
Name: Wilshire Global Advisors LLC, represented by Michael Wauters
Title: Class B Manager

Wilshire European Venture Capital Fund III SCSp

By: Wilshire European Venture Capital Fund III GP S.à r.l., its general partner

/s/ Christian Schwan
Name: Christian Schwan
Title: Class A Manager

/s/ Erin Simpson
Name: Erin Simpson
Title: Class B Manager

EXHIBIT A-19
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire MNCPPC Employees’ Retirement System Global, L.P., Wilshire MNCPPC Employees’ Retirement System Global, L.P. (Series II), and Wilshire MNCPPC Employees’ Retirement System Global, L.P. (Series III), that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire MNCPPC Employees’ Retirement System Global, L.P.

By: Wilshire MNCPPC Employees’ Retirement System Global, LLC (Series I)

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire MNCPPC Employees’ Retirement System Global, L.P. (Series II)

By: Wilshire MNCPPC Employees’ Retirement System Global, LLC (Series II)

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire MNCPPC Employees’ Retirement System Global, L.P. (Series III)

By: Wilshire MNCPPC Employees’ Retirement System Global, LLC (Series III)

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-20
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire European Private Markets Fund VIII, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire European Private Markets Fund VIII, L.P.

By: Wilshire European Private Markets VIII, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

EXHIBIT A-21
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire Private Markets Opportunities Fund II-B, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire Private Markets Opportunities Fund II-B, L.P.

By: Wilshire Private Markets Opportunities II-B, LLC, its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-22
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire U.S. Private Markets Fund VII, L.P. and Wilshire U.S. Private Markets Fund VIII, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire U.S. Private Markets Fund VII, L.P.

By: Wilshire U.S. Private Markets Fund VII, L.P., its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Wilshire U.S. Private Markets Fund VIII, L.P.

By: Wilshire U.S. Private Markets Fund VIII, L.P., its general partner

By: Wilshire Global Advisors, LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT A-23
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire Asia Private Markets Fund VIII, L.P., that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire Asia Private Markets Fund VIII, L.P.

By: Wilshire Asia Private Markets VIII, LLC, its general partner

By: Monica Holdco (UK) Limited, its managing member

/s/ Emily Brown
Name: Emily Brown
Title: Authorized Signatory

EXHIBIT A-24
VERIFICATION

The undersigned states that they have duly executed the attached Application dated as of March 20, 2025, for and on behalf of Rio Grande Wilshire Alternative Yield Solutions Fund, LP and Rio Grande Wilshire Offshore Alternative Yield Solutions Ltd., that they are the authorized signatories of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that they are familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of their knowledge, information and belief.

Rio Grande Wilshire Alternative Yield Solutions Fund, LP

By: Rio Grande Wilshire Alternative Yield Solutions Fund, LLC, its general partner

By: Wilshire Global Advisors LLC, its managing member

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

Rio Grande Wilshire Offshore Alternative Yield Solutions Ltd.

By: Wilshire Advisors LLC, its investment manager

/s/ Erin Simpson
Name: Erin Simpson
Title: Authorized Signatory

EXHIBIT A-25
VERIFICATION

The undersigned states that she has duly executed the attached Application dated as of March 20, 2025, for and on behalf of Wilshire Advisors LLC, that she is the authorized signatory of the company and that all action necessary to authorize the undersigned to execute and file such instrument on behalf of the company has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts set forth are true to the best of her knowledge, information and belief.

Wilshire Advisors LLC

/s/ Sandy Choi
Name: Sandy Choi
Title: Authorized Signatory

EXHIBIT B-1
Resolutions of the Board of Trustees of
Wilshire Private Assets Master Fund

RESOLVED, that the officers of Wilshire Private Assets Master Fund (the “Fund”) be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name, to prepare, execute, and cause to be filed with the Securities and Exchange Commission an Application for an Order of Exemption, and any amendments thereto, pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated under the 1940 Act (“Rule 17d-1”), authorizing certain joint transactions that otherwise may be prohibited by either or both of Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1; and

FURTHER RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and

FURTHER RESOLVED, that all acts previously done by any officer of the Fund, on or prior to the date hereof, in the name and on behalf of the Fund in connection with the foregoing resolutions are in all respects authorized, ratified, approved, confirmed and adopted as the acts and deeds by and on behalf of the Fund.

EXHIBIT B-2
Resolutions of the Board of Trustees of
Wilshire Private Assets Fund

RESOLVED, that the officers of Wilshire Private Assets Fund (the “Fund”) be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name, to prepare, execute, and cause to be filed with the Securities and Exchange Commission an Application for an Order of Exemption, and any amendments thereto, pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated under the 1940 Act (“Rule 17d-1”), authorizing certain joint transactions that otherwise may be prohibited by either or both of Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1; and

FURTHER RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and

FURTHER RESOLVED, that all acts previously done by any officer of the Fund, on or prior to the date hereof, in the name and on behalf of the Fund in connection with the foregoing resolutions are in all respects authorized, ratified, approved, confirmed and adopted as the acts and deeds by and on behalf of the Fund.